Exhibit 99.1
FOR IMMEDIATE RELEASE

At Laserscope:	At Financial Relations Board:
Eric Reuter, President & CEO	Tricia Ross, Investor/Analyst Contact
Derek Bertocci, CFO	(617) 520-7064
(408) 943-0636	Laurie Berman, General Inquiries
(310) 854-8315
LASERSCOPE ANNOUNCES INTENDED RESIGNATION OF BOARD MEMBER
SAN JOSE, Calif. (December 15, 2005) – Laserscope (Nasdaq: LSCP), a pioneer in the development and commercialization of minimally-invasive medical devices, including medical lasers and advanced fiber-optic delivery devices, announced today that Robert Pearson, a member of the Board of Directors (the “Board”) of Laserscope (the “Company”), and the Chairman of its Audit Committee, announced his intention to resign from the Board effective upon the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, which is expected in March 2006. Mr. Pearson, who has been a member of the Company’s Board of Directors since 2002, is resigning for personal reasons. The Company plans to fill the vacancy created by Mr. Pearson’s departure.
Robert Pressley, Chairman of Laserscope’s Board of Directors, said, “We are extremely grateful to Bob for his service to Laserscope. We have benefited greatly from his wise counsel and perspective, and we wish Bob much success in his future endeavors. I, along with all of the Company’s employees, will always be appreciative for the support Bob provided during his years of Board service.”
About Laserscope
Laserscope designs, manufactures, sells and services on a worldwide basis an advanced line of minimally-invasive medical products including medical laser systems and related energy delivery devices for the office, outpatient surgical center, and hospital markets. More information about Laserscope can be found on the Company’s web site at www.laserscope.com.
Safe Harbor Statement
This press release contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by this section. These forward-looking statements include statements about current and future plans related to Laserscope’s Board composition and governance. These statements are subject to a number of risks and uncertainties, including among others: uncertainties regarding introduction of new technologies competitive to Laserscope’s products and the degree to which the Company’s current and new products are accepted by customers, which could affect the level of demand for our products; uncertainties regarding our ability to compete with companies that have significantly greater financial, technical, research and development, manufacturing and marketing resources than we have; and uncertainties that new products will receive regulatory approval in applicable jurisdictions. Actual results may differ materially due to these and other factors. The matters discussed in this press release also involve risks and uncertainties described from time to time in Laserscope’s filings with the Securities and Exchange Commission. In particular, see the Risk Factors described in Laserscope’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Copies of Laserscope’s public disclosure filings with the SEC, including the most recent Annual Report on Form 10-K and the most recent forms 10-Q are available upon request from its Investor Relations Department at its website at www.laserscope.com and at the SEC’s website: www.sec.gov. Laserscope assumes no obligation to update the forward-looking information contained in this press release.

3070 Orchard Drive	Telephone: (408) 943-0636
San Jose, California	Fax: (408) 943-9630
95134-2011	www.laserscope.com